UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2022 (June 10, 2022)

FRANKLIN BSP LENDING CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	814-00821	27-2614444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, Suite 4920 New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 588-6770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None.

Item 1.01	Entry into a Material Definitive Agreement.

On June 10, 2022, Franklin BSP Lending Corporation (the “Company”) entered into a $495.0 million revolving credit facility with the lenders parties thereto, JPMorgan Chase Bank, as administrative agent and as collateral agent, and MUFG Union Bank, N.A., Sumitomo Mitsui Banking Corporation, and Wells Fargo Bank, National Association, as syndication agents (the “Credit Facility”).

The Credit Facility provides for borrowings through June 10, 2026, and any amounts borrowed under the Credit Facility will mature on June 10, 2027. Term Benchmark Borrowings under the Credit Facility are priced at a rate per annum equal to Term SOFR Rate plus the Applicable Margin (as defined below). ABR Borrowings under the Credit Facility are priced at a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.50% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, plus the Applicable Margin. Interest is payable quarterly in arrears.

The Applicable Margin is, for any day, (a) (i) if the Gross Borrowing Base (as of the most recently delivered Borrowing Base Certificate) is equal to or greater than 1.85 times the Combined Debt Amount, (A) with respect to any ABR Loan, 0.85% and (B) in the case of any Term Benchmark Loan, 1.85%, and (ii) if the Gross Borrowing Base (as of the most recently delivered Borrowing Base Certificate) is less than 1.85 times the Combined Debt Amount, (A) with respect to any ABR Loan, 0.975%, and (B) in the case of any Term Benchmark Loan, 1.975%, and (b) with respect to the commitment fees payable under Section 2.10(a) under the Credit Facility, 0.375%.

The Company will be subject to a non-usage fee to the extent the commitments available under the Credit Facility have not been borrowed. The Company paid a structuring fee and incurred other customary costs and expenses in connection with the Credit Facility.

In connection with the Credit Facility, the Company has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The Credit Facility contains customary events of default for similar financing transactions. Upon the occurrence and during the continuation of an event of default, JPMorgan Chase Bank, N.A. may declare the outstanding advances and all other obligations under the Credit Facility immediately due and payable.

The foregoing description of the Credit as set forth in this Item 1.01 is a summary only and is qualified in all respects by the provisions of the Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events

As of the date hereof, during the calendar year 2022, the Company has issued and sold approximately 10.5 million shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) for an aggregate offering price of approximately $79.4 million. The Company closed aggregate capital commitments of $234.8 million during the calendar year 2022.

The sale of Common Stock was made pursuant to the subscription agreements (collectively, the “Subscription Agreements”) entered into with certain investors. Pursuant to their respective Subscription Agreements, each Investor is required to fund drawdowns to purchase shares of Common Stock up to the amount of their respective capital commitments on an as-needed basis at a per share price that is not less than the net asset value per share of Common Stock to be acquired.

The issuance of the Common Stock is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company relied, in part, upon representations from investors in the relevant Subscription Agreements that each Investor is an “accredited investor,” as defined in Regulation D under the Securities Act.

The description above is only a summary of the material provisions of the Subscription Agreements and is qualified in its entirety by reference to a copy of the form of Subscription Agreement, which is filed as Exhibit 1.2 to the Company’s Current Report on Form 8-K filed on April 7, 2022 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Form of Subscription Agreement.(incorporated by reference to Exhibit 1.2 of the Company’s Current Report on Form 8-K, filed on April 7, 2022).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN BSP LENDING CORPORATION

Date: June 14, 2022	By:	/s/ Nina K. Baryski
	Name:	Nina K. Baryski
	Title:	Chief Financial Officer and Treasurer